7790NY-CB [2900 Westchester Avenue Purchase, New York 10577] CAP WITH BUFFER CREDITING METHOD Thank you for choosing Jackson National Life Insurance Company of New York®, also referred to as "the Company". This crediting method endorsement is made a part of the Contract to which it is attached and is effective on the Issue Date. To the extent any provisions contained in this endorsement are contrary to or inconsistent with those of the Contract to which it is attached, the provisions of this endorsement will control. The provisions of Your Contract remain in effect except where modified by this endorsement. The Contract is revised as follows: 1) The following language is added to the DEFINITIONS of the Contract: "BUFFER. The Buffer is an Index Adjustment Factor. The Buffer is the allowable decrease in Index price before a negative Index Adjustment is credited to the Index Account Option value at the end of the Index Account Option term, expressed as a percentage. The Interim Value uses a prorated Buffer based on the elapsed portion of the Index Account Option term, subject to a minimum. If the Cap with Buffer Crediting Method is elected, the declared Buffer percentage(s) applicable on the Issue Date will be reflected in the transaction confirmation statement sent to You. CAP RATE (CR). The CR is an Index Adjustment Factor that represents the maximum Index Adjustment that will be credited to the Index Account Option at the end of each Index Account Option term, expressed as a percentage. This limits the positive Index Adjustment that may be credited to the Index Account Option. The CR is declared at the beginning of the Index Account Option term. The Interim Value uses a prorated CR based on the elapsed portion of the Index Account Option term. If the Cap with Buffer Crediting Method is elected, the declared CR(s) applicable on the Issue Date will be reflected in the transaction confirmation statement sent to You. CAP WITH BUFFER CREDITING METHOD. The Cap with Buffer Crediting Method credits an Index Adjustment to the Index Account Option value at the end of the Index Account Option term based on the following Index performance criteria. When the Index performance is positive, it will result in a positive Index Adjustment equal to the positive Index performance multiplied by the Index Participation Rate up to a maximum of the Cap Rate. When the Index performance is zero or negative, but not in excess of the Buffer percentage, it will result in an Index Adjustment of zero. Negative Index performance in excess of the Buffer percentage will result in a negative Index Adjustment. ENDORSEMENT

INDEX PARTICIPATION RATE (IPR). The IPR is an Index Adjustment Factor. The IPR is the percentage applied to any positive change in an underlying Index price over the initial Index price of the Index Account Option term in the calculation of the Index Adjustment. The IPR is declared at the beginning of the Index Account Option term. If the Cap with Buffer Crediting Method is elected, the declared IPR(s) applicable on the Issue Date will be reflected in the transaction confirmation statement sent to You."

2) The following language is added to the CONTRACT OPTION PROVISIONS of the Contract.

"Index-linked returns do not include the portion of returns generated by the underlying Index that come from dividends. The Index Adjustment Factors used in determining the Index Adjustment are not guaranteed and can be changed by the Company on any Index Account Option Term Anniversary, subject to the guarantees in the Supplemental Contract Data pages. Any such changes can affect the Index Adjustment.

The Index Adjustment is determined as follows:

Cap with Buffer

Index Adjustment = IF Pe– Pb >= 0, THEN = IAOV x MINIMUM [CR, IPR x (Pe– Pb) / Pb],
IF Pe– Pb < 0, THEN = IAOV x MINIMUM [(Pe– Pb) / Pb + B, 0]

During the Index Account Option term:

The Index Account Option value will be equal to the Interim Value. The Index Adjustment to the Interim Value will be calculated according to the preceding formula using the following definitions:

Pb = the Index price at the beginning of the Index Account Option term.

Pe = the Index price on the date the Interim Value is calculated.

IAOV = the greater of the Index Account Option value at the beginning of the Index Account Option term, reduced for any Intra-Term Performance Locks and gross partial withdrawals in the same proportion that the Interim Value was reduced on the date of the Intra-Term Performance Lock or withdrawal, or zero.

CR = MAXIMUM$\left(\frac{\text{Number of Days in Term elapsed}}{365 \times \text{Term Years}}, \frac{60 \text{ x Term Years} + 180}{365 \times \text{Term Years}}\right)$ × the CR declared at the beginning of the Index Account Option term.

B = MAXIMUM$\left(\frac{\text{Number of Days in Term elapsed}}{365 \times \text{Term Years}}, \frac{60 \text{ x Term Years} + 180}{365 \times \text{Term Years}}\right)$ × the Buffer declared at the beginning of the Index Account Option term.

IPR = the IPR declared at the beginning of the Index Account Option term.

The Index Adjustment will be calculated by the Company based on the closing price of the Index on the date the Interim Value is calculated.

7790NY-CB 2

7790NY-CB 3 Index Account Option Term Anniversary: The Index Adjustment to the Index Account Option value will be calculated according to the preceding formula using the following definitions: Pb = the Index price at the beginning of the Index Account Option term. Pe = the Index price on the Index Account Option Term Anniversary. IAOV = the greater of the Index Account Option value at the beginning of the Index Account Option term, reduced for any Intra-Term Performance Locks and gross partial withdrawals in the same proportion that the Interim Value was reduced on the date of the Intra-Term Performance Lock or withdrawal, or zero. CR = the CR declared at the beginning of the Index Account Option term. B = the Buffer declared at the beginning of the Index Account Option term. IPR = the IPR declared at the beginning of the Index Account Option term. The Index Adjustment will be calculated by the Company based on the closing price of the Index for the applicable Index Account Option Term Anniversary." Signed for the Jackson National Life Insurance Company of New York President